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                                                                     Exhibit 5.1

December 19, 2001

The Gap, Inc.
One Harrison Street
San Francisco, CA  94105

                           Re:     The Gap, Inc.
                                   Registration Statement on Form S-4


Ladies and Gentlemen:

     We have acted as counsel for The Gap, Inc., a Delaware corporation (the "Company"), in connection with the registration of $200,000,000 aggregate principal amount of the Company's 8.15% Notes due December 15, 2005 and $500,000,000 aggregate principal amount of the Company's 8.80% Notes due December 15, 2008 (collectively, the "Exchange Notes"). The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding $200,000,000 aggregate principal amount of the Company's 8.15% Notes due December 15, 2005 and $500,000,000 aggregate principal amount of the Company's 8.80% Notes due December 15, 2008 (collectively, the "Original Notes") under the Indenture, dated as of November 21, 2001 (the "Indenture"), between the Company and The Bank of New York, as trustee thereunder (the "Trustee"), as contemplated by the Exchange and Registration Rights Agreement, dated as of November 21, 2001 (the "Registration Rights Agreement"), by and among the Company and Goldman, Sachs & Co., as representative for the initial purchasers of the Original Notes.

     This opinion is furnished to you in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

     In arriving at the opinions expressed herein, we have examined and relied on the following documents:

     (a) the Company's certificate of incorporation, as amended to the date hereof (the "Certificate of Incorporation"), the bylaws of the Company, as amended to the date hereof (the "Bylaws"), the resolutions of the Board of Directors adopted on October 30, 2001 relating to the issuance and exchange of the Exchange Notes pursuant to the Exchange Offer, the resolutions of the Special Committee of the Company's Board of Directors adopted on November 15, 2001 and the resolutions of the Pricing Committee of the Company's Board of Directors adopted on

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The Gap, Inc.
December 19, 2001
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          November 16, 2001 relating to the interest rate, maturity date, pricing and certain other terms of the Exchange Notes;

     (b) the Registration Statement on Form S-4 relating to the Exchange Notes to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof under the Act (the "Registration Statement");

     (c)  an executed copy of the Indenture;

     (d)  an executed copy of the Registration Rights Agreement;

     (e) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and

     (f)  a specimen of the form of the Exchange Notes.

     In addition, we have examined such other instruments, documents and records as we have deemed relevant and necessary as a basis for our opinion hereinafter expressed.

Opinions
--------

     Based on the foregoing and subject to the assumptions, qualifications and exceptions stated below, we are of the opinion that when the Registration Statement becomes effective and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, and the holders of the Exchange Notes will be entitled to the benefits of the Indenture.

Assumptions and Qualifications
------------------------------

     In rendering this opinion, we have, with your permission, assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

     Our opinion that the Exchange Notes are valid and binding obligations is qualified as to (i) the effect of bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally; and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness,
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The Gap, Inc.
December 19, 2001
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good faith, fair dealing, and the rules governing the availability of specific performance or injunctive relief, whether enforcement is sought in a proceeding in equity or at law.

     We express no opinion as to laws other than laws of the State of New York and the corporate law of the State of Delaware.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


Very truly yours,





  /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP
ORRICK, HERRINGTON & SUTCLIFFE LLP

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